Exhibit 99.1

Bristol-Myers Squibb Reports Second Quarter Financial Results

•	Increases Second Quarter Revenues 17% to $4.9 Billion

•	Posts Second Quarter GAAP and Non-GAAP EPS of $0.69

•	Achieves Important Regulatory Milestones in Immuno-Oncology

◦	Opdivo + Yervoy Regimen Approved in Europe for Metastatic Melanoma

◦	Opdivo Approved in the U.S. for the Treatment of Classical Hodgkin Lymphoma

◦	Opdivo Granted Breakthrough Therapy Designation for Advanced Form of Bladder Cancer

◦	Empliciti Approved in Europe for Combination Treatment for Multiple Myeloma

◦	Opdivo Application for Squamous Cell Carcinoma of the Head and Neck Accepted in the U.S., Europe and Japan

•	Increases 2016 GAAP EPS Guidance Range to $2.43 - $2.53 and Non-GAAP EPS Guidance Range to $2.55 - $2.65

(NEW YORK, July 28, 2016) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the second quarter of 2016, which were highlighted by strong sales, key regulatory and clinical milestones in Immuno-Oncology and business development transactions that strengthened the company’s Immuno-Oncology pipeline.

“During the second quarter we delivered strong sales and earnings growth, achieved important regulatory milestones with Opdivo across multiple types of cancer, and further advanced our leadership in Immuno-Oncology through the breadth of the clinical data we presented at ASCO,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “I am confident strong performance of our in-line products, progress with our diversified pipeline and our focused approach to business development position us well for continued success.”

	Second Quarter
$ amounts in millions, except per share amounts
	2016	2015	Change
Total Revenues	$4,871	$4,163	17%
GAAP Diluted EPS	0.69	(0.08)	**
Non-GAAP Diluted EPS	0.69	0.53	30%

**In excess of +/- 100%

SECOND QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted second quarter 2016 revenues of $4.9 billion, an increase of 17% compared to the same period a year ago. Global revenues increased 18% adjusted for foreign exchange impact. Excluding Abilify and Erbitux, global revenues increased 24% or 26% adjusted for foreign exchange impact.

•
U.S. revenues increased 46% to $2.7 billion in the quarter compared to the same period a year ago. International revenues decreased 6% primarily from lower Hepatitis C Franchise sales in Japan and France. When adjusted for foreign exchange impact, international revenues decreased 4%.

•	Gross margin as a percentage of revenues was 75.2% in the quarter compared to 75.7% in the same period a year ago.

•	Marketing, selling and administrative expenses increased 9% to $1.2 billion in the quarter.

•
Research and development expenses decreased 32% to $1.3 billion in the quarter. Research and development expenses in the second quarter of 2015 include an $800 million charge resulting from the Flexus acquisition.

•	The effective tax rate was 26.4% in the quarter, compared to 311.5% in the second quarter last year. The second quarter 2015 Flexus acquisition was non-deductible for tax purposes.

•
The company reported net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.69 per share, in the quarter compared to a net loss of $130 million, or $0.08 per share, a year ago. The results in the second quarter of 2015 include a $0.48 per share charge from the Flexus acquisition.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.69 per share, in the second quarter, compared to $890 million, or $0.53 per share, for the same period in 2015. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $7.9 billion, with a net cash position of $1.2 billion, as of June 30, 2016.

SECOND QUARTER PRODUCT AND PIPELINE UPDATE

Global revenues for the second quarter of 2016, compared to the second quarter of 2015, were driven by Opdivo, which grew by $718 million; Eliquis, which grew 78%; Orencia, which grew 29%; Hepatitis C Franchise, which grew 14%; and Sprycel, which grew 11%.

Opdivo

•
In July, the U.S. Food and Drug Administration (FDA) accepted for priority review and the European Medicines Agency (EMA) validated the applications we submitted for Opdivo for patients with previously treated recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN). Additionally, in Japan, Bristol-Myers Squibb’s partner Ono Pharmaceuticals submitted an application for Opdivo in SCCHN. The three submissions were based on CheckMate -141, a pivotal Phase 3 open-label, randomized study, that evaluated the overall survival (OS) of Opdivo in patients with SCCHN after platinum therapy compared to investigator’s choice of therapy (methotrexate, docetaxel, or cetuximab). This study was stopped early in January 2016 because an assessment conducted by the independent Data Monitoring Committee concluded the study met its primary endpoint of OS. The projected FDA action date is November 11, 2016.

•
In June, the FDA granted Breakthrough Therapy Designation to Opdivo for the potential indication of unresectable locally advanced or metastatic urothelial carcinoma that has progressed on or after a platinum-containing regimen. As part of the Breakthrough Therapy Designation submission, the company shared for the FDA’s review results from Phase 2 study CA209-275 and other supportive data investigating Opdivo in these previously treated bladder cancer patients.

•
In May, the FDA approved Opdivo for the treatment of patients with classical Hodgkin lymphoma (cHL) who have relapsed or progressed after autologous hematopoietic stem cell transplantation (auto-HSCT) and post-transplantation brentuximab vedotin. This accelerated approval was based on overall response rate. This first approval of a PD-1 inhibitor for cHL patients who have relapsed or progressed after auto-HSCT and post-transplantation brentuximab vedotin is based on a combined analysis of data from the Phase 2 CheckMate -205 and the Phase 1 CheckMate -039 study. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

•
In May, the European Commission (EC) approved Opdivo in combination with Yervoy for the treatment of advanced unresectable or metastatic melanoma in adults, representing the first and only approved combination of two Immuno-Oncology (I-O) agents in the European Union (EU). The approval is based on the results of the Phase 3 study CheckMate -067, the first Phase 3, double-blind, randomized study, in which the Opdivo + Yervoy regimen and Opdivo monotherapy demonstrated superior progression-free survival (PFS) and objective response rates (ORR) in patients with advanced melanoma, regardless of BRAF mutational status, versus Yervoy alone. This approval allows for the marketing of the Opdivo + Yervoy regimen in all 28 Member States of the EU.

•
In June, during the Congress of the European Hematology Association (EHA) in Copenhagen, Denmark, the company announced results from CheckMate -205, a Phase 2 registrational study evaluating Opdivo in patients with cHL. The primary endpoint of ORR per an independent radiologic review committee (IRRC) was 66%. In an exploratory analysis, the authors observed 72% of patients who did not respond to the most recent prior brentuximab vedotin treatment did respond to Opdivo. The safety profile of Opdivo in CheckMate -205 was consistent with previously reported data in this tumor type.

•	In June, during ASCO in Chicago, the company announced results from eight studies for Opdivo and the Opdivo + Yervoy regimen:

◦
CheckMate -067: In the pivotal Phase 3 study evaluating the Opdivo + Yervoy regimen or Opdivo monotherapy versus Yervoy monotherapy in patients with previously untreated advanced melanoma, including both BRAF V600 mutation positive or BRAF wild-type advanced melanoma, at a minimum follow-up of 18 months, the Opdivo + Yervoy regimen demonstrated continued clinical benefit with a 58% reduction in the risk of disease progression versus Yervoy monotherapy, while Opdivo monotherapy demonstrated a 45% risk reduction versus Yervoy alone. The safety profile of the Opdivo + Yervoy combination regimen in CheckMate -067 was consistent with previously reported studies of the combination.

◦
CheckMate -069: In a post-hoc analysis from the Phase 2 study evaluating patients with previously untreated unresectable or metastatic melanoma who received either the Opdivo + Yervoy regimen or Yervoy alone, durable responses were observed with the combination regimen in a subgroup of 35 patients who discontinued therapy due to treatment-related adverse events and appeared consistent with the overall randomized patient population. Among this subgroup of patients, the ORR was 66%, and 20% achieved a complete response, with a minimum follow-up of two years. At two years, the median duration of response was not reached and 74% remain in response. The safety profile of the Opdivo + Yervoy regimen in CheckMate -069 was consistent with previously reported studies of the combination.

◦
CA209-003: In this Phase 1 study evaluating Opdivo in patients with previously treated advanced renal cell carcinoma (RCC), in which OS is an exploratory endpoint, 38% of patients were alive at four years and 34% of patients were alive at five years. The long-term safety profile of Opdivo was consistent with previously reported studies.

◦
CA209-010: In this Phase 2 study evaluating Opdivo in patients with previously treated advanced RCC in which OS was a secondary endpoint, 29% of patients were alive at four years. The long-term safety profile of Opdivo was consistent with previously reported studies.

◦
CheckMate -025: In this pivotal Phase 3 study comparing Opdivo versus everolimus in patients with advanced RCC who received prior anti-angiogenic therapy, 55% of patients treated with Opdivo experienced a clinically meaningful improvement in disease-related symptoms, as defined in the study, versus 37% of patients treated with everolimus. This additional analysis of health-related quality of life data was a secondary endpoint in the study.

◦
CheckMate -142: In this Phase 2 study evaluating Opdivo alone or in combination with Yervoy in patients with previously treated metastatic colorectal cancer, including those with high microsatellite instability (MSI), the primary endpoint of investigator-assessed ORR for MSI-high metastatic colorectal cancer patients was 26% for Opdivo monotherapy and 33% for the Opdivo + Yervoy combination regimen. The six-month progression-free survival rates were 46% for Opdivo monotherapy and 67% for the Opdivo + Yervoy combination in patients with MSI-high metastatic colorectal cancer. The safety profile of Opdivo alone or in combination with Yervoy was consistent with other tumor types and prior combination studies.

◦
CheckMate -032: In this Phase 1/2 study evaluating Opdivo in patients with metastatic urothelial cancer, the most common type of bladder cancer, after platinum-based therapy, the primary endpoint of investigator-assessed confirmed ORR was 24% in patients treated with Opdivo, with a minimum follow-up of nine months. At one year, patients treated with Opdivo had an OS rate, a secondary endpoint, of 46%, with a median OS of 9.72 months. Response rates by tumor PD-L1 expression, evaluated as an exploratory endpoint, were similar regardless of PD-L1 expression levels. The safety profile of Opdivo in CheckMate -032 was consistent with the known safety profile of Opdivo in other tumor types.

◦
CheckMate -012: In this Phase 1b trial evaluating Opdivo and Yervoy in patients with chemotherapy-naïve advanced non-small cell lung cancer (NSCLC), findings from a pooled analysis of two Opdivo + Yervoy combination regimen cohorts [3 mg/kg of Opdivo every two weeks plus 1 mg/kg of Yervoy either every six (Q6W) or 12 weeks (Q12W)] in the study showed the magnitude of response rate from the combination regimen cohorts was enhanced with increased PD-L1 expression. In these combination regimen cohorts, the confirmed ORR in patients with ≥1% PD-L1 expression was 57% and the confirmed ORR was up to 92% (n=12/13) in patients with ≥50% PD-L1 expression. In patients with <1% PD-L1 expression, the confirmed ORR was 15%. Improved safety and tolerability was observed with current Opdivo + Yervoy combination cohorts compared to those previously studied in NSCLC.

•	In May, in conjunction with ASCO, the company announced results from two studies for Opdivo:

◦
CheckMate -057: In this Phase 3 study evaluating Opdivo versus docetaxel in previously treated metastatic non-squamous NSCLC patients, Opdivo continued to demonstrate improved OS, the primary endpoint, at the landmark two-year time point, with 29% of patients treated with Opdivo alive at two years versus 16% of those treated with docetaxel. The safety profile of Opdivo at two years was consistent with previous reports of data from this study.

◦
CheckMate -017: In this Phase 3 study evaluating Opdivo versus docetaxel in previously treated metastatic squamous NSCLC patients, Opdivo continued to demonstrate improved OS, the primary endpoint, at the landmark two-year time point, with 23% of patients treated with Opdivo alive at two years versus 8% of those treated with docetaxel. The safety profile of Opdivo at two years was consistent with previous reports of data from this study.

Empliciti

•
In May, the company and its partner, AbbVie Inc., announced the EC approval of Empliciti for the treatment of multiple myeloma as combination therapy with lenalidomide and dexamethasone in patients who have received at least one prior therapy. The approval of this first and only immunostimulatory antibody for multiple myeloma is based on data from the randomized, open label, Phase 3 ELOQUENT-2 study, which demonstrated that the combination of Empliciti with lenalidomide and dexamethasone delivered 53% relative improvement in progression-free survival vs. lenalidomide and dexamethasone alone at three years.

Orencia/Immunoscience

•
In July, the company announced the commercial launch of the ORENCIA ClickJectTM Autoinjector, a new self-administered autoinjector for adults with moderate to severe rheumatoid arthritis (RA) which was approved by the FDA in June.

•
In July, the company announced the EMA Committee for Medicinal Products for Human Use (CHMP) recommendation to approve the new indication for Orencia, in combination with methotrexate (MTX), for the treatment of highly active and progressive disease in adult patients with RA who have not received previous MTX treatment. The opinion is based on the AGREE and AVERT studies. Assuming EU approval, the new indication would make Orencia the first available biologic therapy specifically for this indication in the EU.

•	In June, the company announced results from three studies at the Annual European Congress of Rheumatology (EULAR 2016):

◦
In a study exploring patients’ response to treatment for RA based on their baseline status for two biomarkers of poor prognosis, anti-cyclic citrullinated peptide (anti-CCP, also known as ACPA) and rheumatoid factor (RF), data from the Corrona, LLC RA registry showed that patients who tested positive for anti-CCP or RF were more likely to have a greater response with Orencia treatment than patients testing negative for the biomarkers. The study did not show significant differences in responses between anti-CCP/RF status in those administered TNF-inhibitors.

◦
In a Phase 3 study of juvenile idiopathic arthritis (pJIA), subcutaneous (SC) Orencia demonstrated equivalent efficacy and comparable safety to intravenous (IV) Orencia for pJIA patients. SC Orencia showed efficacy after four months with greater than 80% of patients achieving an ACR30 response with few clinically relevant adverse events.

◦
In a Phase 1 study, the company’s investigational Bruton’s Tyrosine Kinase (BTK) inhibitor, BMS-986142, targeted for RA and other inflammatory diseases, indicated it was well tolerated, warranting further development of the agent.

BUSINESS DEVELOPMENT UPDATE

•
In July, the company entered into a clinical trial collaboration to evaluate the safety, tolerability and efficacy of AbbVie’s investigational antibody drug conjugate Rova-T (rovalpituzumab tesirine) in combination with Opdivo and Opdivo + Yervoy regimen as a second-line treatment for extensive- stage small cell lung cancer (SCLC). The Phase 1/2 clinical program will explore whether combining these two agents will provide improved and sustained efficacy and tolerability above the current treatment protocol of chemotherapy and radiation to SCLC patients.

•
In July, the company entered into a clinical collaboration to evaluate Opdivo in combination with Janssen Biotech, Inc.’s Live Attenuated Double-Deleted (LADD) Listerial monocytogenes cancer immunotherapy, expressing mesothelin and EGFRvIII (JNJ-64041757), in patients with NSCLC. The Phase 2 study will evaluate the tolerability and clinical activity of the combination of these agents.

•
In July, the company acquired Cormorant Pharmaceuticals, a private, Stockholm, Sweden-based pharmaceutical company focused on the development of therapies for cancer and rare diseases. The acquisition gives Bristol-Myers Squibb full rights to Cormorant’s HuMax-IL8 antibody program and the lead candidate HuMax-IL8, a Phase 1/2 monoclonal antibody targeted against interleukin-8 (IL-8) that represents a potentially complementary Immuno-Oncology mechanism of action to T-cell directed antibodies and co-stimulatory molecules.

•
In June, the company entered into an exclusive clinical collaboration agreement to evaluate the safety, tolerability, and preliminary efficacy of PsiOxus’ enadenotucirev, a systemically administered oncolytic adenovirus therapeutic, in combination with Opdivo to treat a range of tumor types in late-stage cancer patients. The clinical collaboration will support Phase 1 studies to determine whether combining these two agents can significantly improve the proportion of patients achieving objective tumor responses, the extent of tumor shrinkage, and/or the durability of responses.

•
In June, the company and the University of Texas MD Anderson Cancer Center entered into a new clinical research collaboration to evaluate strategies for the potential use of Opdivo + Yervoy to treat early- and advanced-stage lung cancer patients. The collaboration will help support multiple Phase 1 and 2 clinical trials testing Opdivo as monotherapy, in combination with Yervoy, or in regimens with other agents, radiation or surgery in a range of clinical settings. These studies will also incorporate extensive translational work including exploration of novel biomarkers to better differentiate responders from non-responders in lung cancer as well as preclinical studies of next generation immunotherapeutic agents that may be used to expand the benefits to larger numbers of patients.

2016 FINANCIAL GUIDANCE

Bristol-Myers Squibb is increasing its 2016 GAAP EPS guidance range from $2.37 - $2.47 to $2.43 - $2.53. The company is also increasing its non-GAAP EPS guidance range from $2.50 - $2.60 to $2.55 - $2.65. Both GAAP and non-GAAP guidance assume current exchange rates. Key revised 2016 non-GAAP line-item guidance assumptions include:

Research and development expenses increasing in the mid-teen range.
The effective tax rate is now expected to be 22%.

The financial guidance for 2016 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2016 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information, that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods including restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges in connection with the acquisition or licensing of third party intellectual property rights, divestiture gains or losses, pension, legal and other contractual settlement charges and debt redemption gains or losses, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Non-GAAP information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results.

In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved.

For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

There will be a conference call on July 28, 2016, at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 877-201-0168 or international 647-788-4901, confirmation code: 91350399. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 1:30 p.m. EDT on July 28 through 11:59 p.m. EDT on August 11, 2016. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 855-859-2056 or international 404-537-3406, confirmation code: 91350399.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, or Bill Szablewski, 609-252-5894, william.szablewski@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2016	2015	% Change	2016	2015	% Change
Three Months Ended June 30,
Key Products
Oncology
Empliciti	$34	$—	N/A	$33	$—	N/A
Erbitux(a)	—	169	(100)%	—	165	(100)%
Opdivo	840	122	**	643	107	**
Sprycel	451	405	11%	233	205	14%
Yervoy	241	296	(19)%	179	136	32%
Cardiovascular
Eliquis	777	437	78%	444	243	83%
Immunoscience
Orencia	593	461	29%	401	310	29%
Virology
Baraclude	299	343	(13)%	15	37	(59)%
Hepatitis C Franchise	546	479	14%	294	—	N/A
Reyataz Franchise	247	303	(18)%	122	157	(22)%
Sustiva Franchise	271	317	(15)%	227	258	(12)%
Neuroscience
Abilify(b)	35	107	(67)%	—	67	(100)%

Mature Products and All Other	537	724	(26)%	97	152	(36)%

Total	$4,871	$4,163	17%	$2,688	$1,837	46%

**	In excess of +/- 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2016	2015	% Change	2016	2015	% Change
Six Months Ended June 30,
Key Products
Oncology
Empliciti	$62	$—	N/A	$61	$—	N/A
Erbitux	—	334	(100)%	—	322	(100)%
Opdivo	1,544	162	**	1,237	145	**
Sprycel	858	780	10%	443	386	15%
Yervoy	504	621	(19)%	378	317	19%
Cardiovascular
Eliquis	1,511	792	91%	912	443	**
Immunoscience
Orencia	1,068	861	24%	722	569	27%
Virology
Baraclude	590	683	(14)%	32	83	(61)%
Hepatitis C Franchise	973	743	31%	553	—	N/A
Reyataz Franchise	468	597	(22)%	242	300	(19)%
Sustiva Franchise	544	607	(10)%	455	492	(8)%
Neuroscience
Abilify	68	661	(90)%	—	575	(100)%

Mature Products and All Other	1,072	1,363	(21)%	190	249	(24)%

Total	$9,262	$8,204	13%	$5,225	$3,881	35%

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net product sales	$4,432	$3,572	$8,396	$6,631
Alliance and other revenues	439	591	866	1,573
Total Revenues	4,871	4,163	9,262	8,204

Cost of products sold	1,206	1,013	2,258	1,860
Marketing, selling and administrative	1,238	1,135	2,306	2,164
Research and development	1,266	1,856	2,402	2,872
Other (income)/expense	(454)	107	(974)	(192)
Total Expenses	3,256	4,111	5,992	6,704

Earnings Before Income Taxes	1,615	52	3,270	1,500
Provision for Income Taxes	427	162	876	411

Net Earnings/(Loss)	1,188	(110)	2,394	1,089
Net Earnings Attributable to Noncontrolling Interest	22	20	33	33
Net Earnings/(Loss) Attributable to BMS	$1,166	$(130)	$2,361	$1,056

Average Common Shares Outstanding:
Basic	1,670	1,667	1,670	1,665
Diluted	1,679	1,667	1,679	1,677

Earnings/(Loss) per Common Share
Basic	$0.70	$(0.08)	$1.41	$0.63
Diluted	$0.69	$(0.08)	$1.41	$0.63

Other (Income)/Expense
Interest expense	$42	$49	$85	$100
Investment income	(25)	(26)	(49)	(56)
Provision for restructuring	18	28	22	40
Litigation and other settlements	6	4	49	16
Equity in net income of affiliates	(20)	(22)	(46)	(48)
Divestiture gains	(283)	(8)	(553)	(162)
Royalties and licensing income	(167)	(97)	(421)	(195)
Transition and other service fees	(74)	(27)	(127)	(54)
Pension charges	25	36	47	63
Out-licensed intangible asset impairment	—	—	15	13
Equity investment impairment	45	—	45	—
Written option adjustment	—	—	—	(36)
Loss on debt redemption	—	180	—	180
Other	(21)	(10)	(41)	(53)
Other (income)/expense	$(454)	$107	$(974)	$(192)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of products sold(a)	$4	$25	$8	$59

Marketing, selling and administrative	—	3	—	4

License and asset acquisition charges	139	869	264	1,031
Other	13	2	26	2
Research and development	152	871	290	1,033

Provision for restructuring	18	28	22	40
Divestiture gains	(277)	(8)	(546)	(160)
Pension charges	25	36	47	63
Written option adjustment	—	—	—	(36)
Litigation and other settlements	—	1	43	15
Out-licensed intangible asset impairment	—	—	15	13
Loss on debt redemption	—	180	—	180
Other (income)/expense	(234)	237	(419)	115

Increase/(decrease) to pretax income	(78)	1,136	(121)	1,211

Income tax on items above	76	(116)	159	(184)

Increase/(decrease) to net earnings	$(2)	$1,020	$38	$1,027

(a)	Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited, dollars in millions)

Three Months Ended June 30, 2016	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,665	$4	$3,669
Marketing, selling and administrative	1,238	—	1,238
Research and development	1,266	(152)	1,114
Other (income)/expense	(454)	234	(220)
Effective Tax Rate	26.4%	(3.6)%	22.8%

Three Months Ended June 30, 2015	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,150	$25	$3,175
Marketing, selling and administrative	1,135	(3)	1,132
Research and development	1,856	(871)	985
Other (income)/expense	107	(237)	(130)
Effective Tax Rate	311.5%	(288.1)%	23.4%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited, dollars in millions)

Six Months Ended June 30, 2016	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$7,004	$8	$7,012
Marketing, selling and administrative	2,306	—	2,306
Research and development	2,402	(290)	2,112
Other (income)/expense	(974)	419	(555)
Effective Tax Rate	26.8%	(4.0)%	22.8%

Six Months Ended June 30, 2015	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$6,344	$59	$6,403
Marketing, selling and administrative	2,164	(4)	2,160
Research and development	2,872	(1,033)	1,839
Other (income)/expense	(192)	(115)	(307)
Effective Tax Rate	27.4%	(5.5)%	21.9%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Earnings/(Loss) Attributable to BMS used for Diluted EPS Calculation - GAAP	$1,166	$(130)	$2,361	$1,056
Less Specified Items*	(2)	1,020	38	1,027
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$1,164	$890	$2,399	$2,083

Weighted-average Common Shares Outstanding - Diluted - GAAP	1,679	1,667	1,679	1,677
Incremental shares attributable to share-based compensation plans	—	10	—	—
Weighted-average Common Shares Outstanding- Diluted - Non-GAAP	1,679	1,677	1,679	1,677

Diluted Earnings/(Loss) Per Share — GAAP	$0.69	$(0.08)	$1.41	$0.63
Diluted EPS Attributable to Specified Items	—	0.61	0.02	0.61
Diluted Earnings Per Share — Non-GAAP	$0.69	$0.53	$1.43	$1.24

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF JUNE 30, 2016 AND MARCH 31, 2016
(Unaudited, dollars in millions)

	June 30, 2016	March 31, 2016
Cash and cash equivalents	$2,934	$2,644
Marketable securities - current	1,717	1,663
Marketable securities - non-current	3,281	3,689
Cash, cash equivalents and marketable securities	7,932	7,996
Short-term borrowings	(155)	(106)
Long-term debt	(6,581)	(6,593)
Net cash position	$1,196	$1,297